EXHIBIT 21

SUBSIDIARIES OF CASH AMERICA INTERNATIONAL, INC.

Jurisdiction of
Name	Incorporation
Cash America International, Inc.	Texas
Cash America, Inc.	Delaware
Cash America, Inc. of Louisiana	Delaware
RATI Holding, Inc.	Texas
Cash America, Inc. of Tennessee	Tennessee
Cash America, Inc. of Oklahoma	Oklahoma
Cash America, Inc. of South Carolina	South Carolina
Florida Cash America, Inc.	Florida
Georgia Cash America, Inc.	Georgia
Cash America, Inc. of North Carolina	North Carolina
Cash America Pawn, Inc. of Ohio	Ohio
Cash America, Inc. of Alabama	Alabama
Cash America, Inc. of Colorado	Colorado
Cash America, Inc. of Indiana	Indiana
Cash America Pawn L.P.	Delaware
Cash America Management L.P.	Delaware
Cash America Holding, Inc.	Delaware
Harvey & Thompson Limited	England
Express Cash International Corporation	Delaware
CAII Pantbelåning AB	Sweden
AB Svensk Pantbelåning	Sweden
Svensk Pantbelåning Service AB	Sweden
Cash America of Missouri, Inc.	Missouri
Vincent’s Jewelers and Loan, Inc.	Missouri
Mr. Payroll Corporation	Delaware
Cash America, Inc. of Utah	Utah
Cash America Franchising, Inc.	Delaware
Cash America Financial Services, Inc.	Delaware
Cash America, Inc. of Illinois	Illinois
Uptown City Pawners, Inc.	Illinois
Doc Holliday’s Pawnbrokers & Jewelers, Inc.	Delaware
Longhorn Pawn & Gun, Inc.	Texas
Bronco Pawn & Gun, Inc.	Oklahoma
Gamecock Pawn & Gun, Inc.	South Carolina
Hornet Pawn & Gun, Inc.	North Carolina
Tiger Pawn & Gun, Inc.	Tennessee
Cashland Financial Services, Inc.	Delaware